Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203508 on Form S-8 our report dated March 8, 2016, relating to the consolidated financial statements of Aduro Biotech, Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE

San Francisco, California

March 8, 2016